EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-230932 on Form S-4 of our reports dated February 28, 2019, relating to the consolidated financial statements of Keurig Dr Pepper, Inc. and subsidiaries, and the effectiveness of Keurig Dr Pepper, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Keurig Dr Pepper, Inc. for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 29, 2019